FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of July 15, 2005, by and between NovaMed Management Services, LLC (f/k/a NovaMed Eyecare Services, LLC), a Delaware limited liability company (the “Company”), and E. Michele Vickery (“Employee”).

RECITALS

A.  The Company and Employee originally entered into an Employment Agreement dated March 31, 1997, which was most recently amended and restated as of August 17, 2001 (the “Existing Agreement”).

B.  In consideration for the continued employment of Employee, the parties hereto desire to amend the terms and conditions of the Existing Agreement, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS

1. The first sentence of Section 2.1 shall be deleted in its entirety and replaced with the following:

“During the Employment Period, the Company will pay Employee a base salary at the rate of $248,000 per annum (which annual base salary, as increased from time to time in accordance with this Section 2.1, shall be referred to herein as the “Base Salary”), payable in regular installments in accordance with the Company's general payroll practices for salaried employees.”

2. Section 3.3(b) of the Existing Agreement shall be deleted in its entirety and replaced with the following:

(b) Except as described in Section 3.4 hereof, if the Employment Period is terminated by the Company without Cause (including a termination resulting from the Company’s election not to renew this Agreement under Section 1.1 hereof): (i) Employee shall be entitled to receive all items described in Section 3.3(a) above; and (ii) subject to the conditions hereinafter set forth, Employee shall be entitled to receive as severance compensation, the following (collectively, the “Severance Pay”): (A) Employee’s then-current monthly Base Salary hereunder for a period of fifteen (15) months (such time period to be hereinafter referred to as the “Severance Period” (unless modified by Section 3.4)), payable in regular installments in accordance with the Company’s general payroll practices for salaried employees; (B) the bonus, if any, that Employee would have been entitled under Section 2.2 hereof at the end of the year during which the termination without Cause occurs had such termination not occurred, which bonus shall be (1) prorated based on the amount of time that Employee was employed by the Company during the year (not including the Severance Period) for which such bonus is being calculated, and (2) determined and paid to Employee contemporaneously with the determination and payment of bonuses for comparable employees of the Company; and (C) continuation of the welfare benefits described in Section 2.3(a) for the Severance Period, to the extent permissible under the terms of the relevant benefit plans. The bonus described in subclause (B) above shall not be the “Target Bonus” (as defined in Section 3.4(b)), but rather the bonus that would have been payable pursuant to Section 2.2 hereof, as modified by this Section 3.3(b). Employee’s right to receive Severance Pay hereunder is conditioned upon: (x) Employee executing and delivering to the Company a written separation agreement and general release of all claims, in form and substance acceptable to the Company, which shall among other things, contain a general release by Employee of all claims arising out of his employment and termination of employment by the Company; and (y) Employee’s compliance with all of his obligations which survive termination of this Agreement, including without limitation those described in Article IV below. The Severance Pay is intended to be in lieu of all other payments to which Employee might otherwise be entitled in respect of his termination without Cause. The Company shall have no further obligations hereunder or otherwise with respect to Employee’s employment from and after the date of termination of employment with the Company for any reason (the “Termination Date”), and the Company shall continue to have all other rights available hereunder (including without limitation, all rights hereunder (including without limitation, all rights under Article IV hereof) at law or in equity.

3. Section 3.4(b) of the Existing Agreement shall be deleted in its entirety and replaced with the following:

(b) If the Employment Period is terminated following a Change in Control (i) by the Company without Cause (including a termination resulting from the Company’s election not to renew this Agreement under Section 1.1 hereof) or (ii) by Employee for Good Reason, then subject to the conditions described in Section 3.4(d) below, Employee shall be entitled to receive the following as Severance Pay in lieu of any amounts payable under Section 3.3: (A) one hundred fifty percent (150%) times the sum of Employee’s Base Salary and Target Bonus, payable within 30 days following the Termination Date and (B) continuation of the welfare benefits described in Section 2.3(a) for eighteen (18) months (the “Severance Period”) to the extent permissible under the terms of the relevant benefit plans. For purposes of this Agreement, “Target Bonus” shall mean the greater of (x) an amount equal to the bonus that would have been payable to Employee following the calendar year in which the Termination Date occurs pursuant to the Company’s Executive Compensation Plan (the “Executive Plan”), based on attaining one hundred percent (100%) of Employee’s applicable target measure established pursuant to the Executive Plan or (y) thirty-five percent (35%) of Base Salary. The Target Bonus shall not be adjusted based on whether the Company anticipates attaining such target measure as of the Termination Date, whether the target measure is ultimately attained or whether any bonus amounts payable under the Executive Plan would have ultimately been approved by either the Compensation Committee or the Board.

4. Section 3.4(c) of the Existing Agreement shall be deleted in its entirety and replaced with the following:

(c) If the Employment Period is terminated following a Change in Control by Employee for any reason or no reason during the Window Period, then subject to the conditions described in Section 3.4(d) below, Employee shall be entitled to receive the following as Severance Pay in lieu of any amounts payable under Section 3.3: (i) fifty percent (50%) of the product of: (x) one hundred fifty percent (150%); multiplied by (y) the sum of Employee’s Base Salary and Target Bonus, payable within thirty (30) days following the Termination Date and (ii) continuation of the welfare benefits described in Section 2.3(a) for nine (9) months (the “Severance Period”) to the extent permissible under the terms of the relevant benefit plans.

5. All other provisions of the Existing Agreement not expressly amended hereby shall continue to survive in accordance with their respective terms and conditions.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

COMPANY:

NovaMed Management Services, LLC, a Delaware limited liability company

By:	/s/ Scott T. Macomber
Scott T. Macomber
Executive Vice President and Chief Financial Officer

EMPLOYEE:

By:	/s/ E. Michele Vickery
E. Michele Vickery